SETTLEMENT AGREEMENT


     This SETTLEMENT AGREEMENT   ("Agreement") made and entered into this 4th
day of March 1999 by and between INTERNATIONAL LOTTERY, INC., now known as INTERLOTT TECHNOLOGIES, INC., a Delaware corporation ("Interlott") and LOTTERY ENTERPRISES, INC., now known as ON-POINT TECHNOLOGY SYSTEMS, INC., a Nevada corporation ("LEI").

                                  WITNESSETH:

     WHEREAS, in or about February, 1995 Interlott and LEI began to discuss a potential merger of the two companies ("the Negotiations"); and

     WHEREAS , on March 23, 1995 Interlott and LEI signed an Agreement in Principle (the "Agreement in Principle") that described their understanding with respect to the potential merger; and

     WHEREAS, following the execution of the Agreement in Principle, Interlott and LEI conducted further negotiations and discussions, and exchanged documents and other information regarding their business, operations, results of operations, financial condition, assets, liabilities and prospects (the "Due Diligence Process"); and

     WHEREAS, Interlott and LEI never agreed upon the final terms of the merger, no merger transaction was ever consummated and the parties disagree over who was responsible for the failure to complete a merger transaction (the "Termination of Discussions"); and

     WHEREAS, Interlott filed an action styled International Lottery, Inc,. v. Lottery Enterprises Inc., Civil Action No. C-1-96-205 in the United States District Court for the Southern District of Ohio (the "Action") in which Interlott and LEI asserted claims against each other relating to the Agreement in Principle, the Due Diligence Process and the Termination of Discussion, and LEI asserted counterclaims against Interlott relating to and allegedly arising from Interlott's competition against LEI (the "Competition Claims"); and

     WHEREAS, the parties wish to fully and finally settle and compromise their disputes and avoid the costs and expenses that will be incurred in the Action, upon the terms and conditions set forth herein.

     NOW, THEREFORE, Interlott and LEI agree as follows:

     (1)     Settlement Payment.     LEI shall pay Interlott the sum of Six
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Hundred Twenty-Five Thousand Dollars ($625,000) in immediately available funds, in full and final settlement of all claims which were asserted in the Action. The amount provided for herein shall be paid on or before March 15, 1999, unless LEI and Interlott otherwise agree in writing to an alternate date, each reserving absolute discretion whether to agree to such an alternate date.

     (2)     Mutual Releases.          Interlott, for and on behalf of its
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current and former employees, agents, directors, officers, shareholders, consultants, advisors, predecessors, successors, parents, subsidiaries, affiliates, assigns, attorneys, accountants, and insurers in exchange for its receipt of the payment described in paragraph 1 and the release made by LEI as described herein, and LEI, for and on behalf of its current and former employees, agents, directors, officers, shareholders, consultants, advisors, predecessors, successors, parents, subsidiaries, affiliates, assigns, attorneys, accountants, and insurers, in consideration of the releases made by Interlott as described herein, do hereby release and forever discharge each other and their respective employees, agents, directors, officers, shareholders, consultants, advisors, predecessors, successors, parents, subsidiaries, affiliates, assigns, attorneys, accountants and insurers from all claims which were asserted in the Action and from any and all debts, claims, demands, damages, losses, liabilities, rights, actions, causes of action, expenses, contracts, judgments, awards and suits of any kind whatsoever, both known and unknown, fixed and contingent, liquidated and unliquidated as of the date hereof which either party has asserted or could have asserted against the other arising from or relating to the Negotiations, the Agreement in Principle, the Due Diligence Process, the


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Termination of Discussions and/or the Competition Claims (herein the "Claims")
provided, however, that nothing contained herein shall release, discharge,
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impair or modify in any manner whatsoever the respective rights and obligations of the parties under this Agreement; and provided, further, that nothing
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contained herein shall release, discharge, impair, or modify in any manner whatsoever any claims which LEI has asserted, could assert or may assert against the Commonwealth of Pennsylvania based on the acts or actions of the Commonwealth.

     The parties hereto, jointly and severally, further represent and warrant to each other that they have not heretofore assigned or transferred to any person, firm, corporation or other legal entity any Claim herein released and discharged. By execution of this Agreement, the parties hereto further agree to indemnify and hold the other parties harmless from any and all Claims and reasonable attorneys' fees that may be incurred as a result of any breach or non-performance of this Agreement or as a result of the assertion of any claim herein released.

     (3)     Confidentiality.          The terms and provisions of this
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Agreement are expressly agreed to be confidential and no party to his Agreement shall disclose or communicate in any manner the settlement terms provided for in this Agreement, without the prior consent of the other party hereto, except to the extent such disclosure may be required by applicable law, Judicial or administrative process, or in response to the inquiry of any governmental or quasi-governmental entity or agency thereof and only then to the extent necessary. LEI and Interlott further agree that they will not make any competitive use of the terms of the settlement provided for herein except to indicate that the action was resolved by agreement of the parties on satisfactory terms.

     (4)     Governing Law Forum.     This Agreement shall be construed under
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the laws of the State of Ohio and all legal proceedings instituted in connection with the performance of this Agreement shall be brought in the United States District Court for the Southern District of Ohio, Western Division. LEI further agrees that the Court will continue to have jurisdiction over it in the Action until LEI fully has performed its obligations under paragraph 1.

     (5)     Entire Agreement.     All parties hereto declare and represent
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that no promises, inducements or agreements not expressly stated in this
Agreement have been made. This Agreement constitutes the entire agreement between them with respect to the subject matter hereof and any and all prior discussions, negotiations, commitments and understandings relating hereto are superseded and merged herein. The terms and provision of this Agreement shall not be changed, amended, waived, modified or terminated in any respect whatsoever except by written instrument executed by all parties hereto.

     (6)     No Admission.      The parties stipulate and agree that the
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settlement provided for herein is not and shall not be construed to be evidence of or any admission by any of the parties hereto concerning the validity or invalidity of any of the claims asserted by any of the parties. The parties have entered into this Agreement in an effort to compromise disputed claims and to avoid the cost and expense of protracted, complex litigation. Nothing contained herein shall constitute an admission of any liability whatsoever, nor shall the payment provided herein be so construed.

     (7)     Counterparts.          This Agreement may be executed in one or
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more counterparts, each of which shall constitute a separate original agreement and all of which, taken together, shall constitute one agreement, binding all parties hereto, notwithstanding the fact that not all parties have signed the same counterpart.

     (8) Within three business days after Interlott has received full payment of the amount LEI is required to pay under paragraph (1) above and each party has delivered to the other a fully-executed original of this Settlement Agreement, the parties will file in the Action a stipulation that the Complaint, the Counterclaim, and all claims in the Action have been dismissed with prejudice.




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                IN WITNESS WHEREOF, the parties hereto have set their hands and caused this Agreement to be executed as of the date and year first above written.

                              INTERNATIONAL LOTTERY, INC. n/k/a
                              INTERLOTT TECHNOLOGIES, INC.

                              By:/s/ David F. Nichols
                              --------------------------------------
                              ITS: President
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                              LOTTERY ENTERPRISES, INC. n/k/a
                              ON-POINT TECHNOLOGY SYSTEMS, INC.

                              BY:/s/ Brian J. Roberts
                              --------------------------------------
                              ITS:  Sr. Vice President
                              --------------------------------------